Exhibit 1.02
Conflict Minerals Report of Globalstar, Inc. in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934
This is the Conflict Minerals Report of Globalstar, Inc. (“Globalstar”) for calendar year 2013 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

A. Globalstar and its Products
Globalstar is a provider of voice and data communications services globally via satellite. Globalstar provides communications services available only with equipment designed to work on the Globalstar network, including mobile and fixed voice and data communication equipment, data modems and asset tracking devices.

B. Due Diligence and Reasonable Country of Origin Inquiries (RCOI)
Globalstar determined that it contracts to manufacture certain products containing conflict minerals that are necessary to the functionality of those products. In accordance with the rules, Globalstar undertook due diligence to determine the conflict minerals status of the necessary conflict minerals used in components for manufacturing Globalstar’s products. In conducting its due diligence, Globalstar applied guidance from the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2011) (“OECD Framework”), an internationally recognized due diligence framework.
This Report has not been subject to an independent private sector audit as allowed under Rule 13p-1, which provides a temporary accommodation for the first two years following November 13, 2012.
Globalstar’s due diligence measures were based on the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI”) initiative with the smelters and refiners of conflict minerals who provide those conflict minerals to our suppliers. As a company in the electronic product manufacturing business, Globalstar does not engage in the actual mining of conflict minerals. Globalstar does not make purchases of raw ore or unrefined conflict minerals and makes no purchases in the Covered Countries. As such, the ultimate sources in the supply chain are far removed from the company.
Globalstar’s due diligence measures included:

•	Determining which conflict minerals are necessary to the functionality or production of a product manufactured or contracted to be manufactured by Globalstar worldwide.

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Conducting a “Reasonable Country of Origin Inquiries” (RCOI) for “in scope” suppliers to ensure traceability throughout our supply chain to establish the origin of Conflict Minerals using the EICC/GeSI Conflict Minerals Reporting Template.

C. Results of RCOI and Due Diligence
As a result of the due diligence measures described above, Globalstar is unable to conclude whether the necessary Conflict Minerals may have originated in the Democratic Republic of the Congo or an Adjoining Country.
Globalstar has determined in good faith that for the calendar year 2013, its conflict minerals status is “DFC conflict undeterminable” (terms as defined in the 1934 Act), as the company could not determine the origin of all of the Conflict Minerals used in the products.

D. Future Risk Mitigation

In the next compliance period, Globalstar intends to implement steps to improve the information gathered from its due diligence to further mitigate the risk that its necessary conflict minerals do not benefit armed groups. The steps include:

•	Increase the response rate of suppliers’ smelters surveys.

•	Informing smelters identified as a result of the supply-chain survey and requesting their participation in a program such as the Conflict Free Smelter program to obtain a “conflict free” designation.

Forward-Looking Statements

Certain statements contained in or incorporated by reference into this Report may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance.